UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2013

THE TJX COMPANIES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-4908	04-2207613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 Cochituate Road, Framingham, MA 01701

(Address of principal executive offices) (Zip Code)

(508) 390-1000

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 1, 2013, The TJX Companies, Inc. (“TJX”) entered into new employment agreements with Carol Meyrowitz, Chief Executive Officer, and Ernie Herrman, President, effective February 3, 2013. The agreements replace the existing two-year and three-year agreements with Ms. Meyrowitz and Mr. Herrman, respectively, and, unless terminated earlier in accordance with their terms, will continue until January 31, 2015 in the case of Ms. Meyrowitz and until January 30, 2016 in the case of Mr. Herrman. The agreements provide for a minimum annual base salary of $1,475,000 for Ms. Meyrowitz and $1,260,000 for Mr. Herrman, and for participation in the Stock Incentive Plan (“SIP”), Long Range Performance Incentive Plan (“LRPIP”) and Management Incentive Plan (“MIP”) at levels commensurate with their respective position and responsibilities. (Ms. Meyrowitz’s agreement specifies minimum MIP and LRPIP target award levels.) The agreements also entitle the executives to participate in TJX’s fringe benefit and deferred compensation programs. (Ms. Meyrowitz’s agreement provides for an automobile allowance commensurate with her position and specifies interest rate assumptions for determining her benefit under the Supplemental Executive Retirement Plan (“SERP”) if more favorable than those provided in the plan.) Ms. Meyrowitz’s agreement reflects the understanding of the parties that, consistent with the reduction in her overall time commitment under her prior agreement, she has delegated and is expected to continue to delegate certain day-to-day responsibilities while retaining responsibility for all executive functions associated with her duties and responsibilities as Chief Executive Officer of TJX.

Under the agreements, upon an involuntary termination without cause (or a voluntary termination in connection with forced relocation) prior to the end of the term, each executive is entitled to continued salary and any automobile allowance for 24 months; amounts sufficient after taxes to cover the cost of any COBRA continuation of health benefits, subject to possible early termination if the executive obtains other coverage; outstanding cash incentive awards under MIP and LRPIP for each uncompleted year or award cycle, to the extent applicable performance goals are met and adjusted to reflect the executive’s period of service during the year or cycle; outstanding SIP awards in accordance with their terms plus, for Ms. Meyrowitz, acceleration of outstanding and unvested stock options, and, for Mr. Herrman, continued vesting of future performance-based restricted stock awards (prorated, if applicable, based on the completed portion of the performance period) to the extent applicable performance goals are met; and vested and accrued, but unpaid, pay and benefits. (Salary continuation for purposes of Ms. Meyrowitz’s agreement continues to be based on her fiscal 2011 salary of $1,575,000 or, if higher, her salary rate in effect at termination.) The same benefits would be payable to the executives upon termination of employment during the term due to death or disability, except that salary continuation would be adjusted for any long-term disability benefits, MIP awards would be paid at the target amounts, and any stock option acceleration would be determined under award terms. A termination of employment at the end of the respective agreement term would be treated as an involuntary termination without cause if, in the case of Ms. Meyrowitz, the parties do not mutually agree to continue her employment or if, in the case of Mr. Herrman, TJX fails to offer continued service in a comparable position, as reasonably determined by the Executive Compensation Committee of the Board of Directors. During the term of the respective agreement, if the executive terminates employment voluntarily (other than in connection with a forced relocation), she or he would only be entitled to vested and accrued, but unpaid, pay and benefits, except that upon a voluntary termination with 90 days’ notice during the term of her agreement, Ms. Meyrowitz would also be entitled to the continuation of salary and automobile allowance, and payments to cover the cost of any COBRA continuation of health benefits, in each case on the same basis as if she had been involuntarily terminated without cause, as well as prorated LRPIP benefits for any full fiscal years in a cycle that have been completed prior to termination.

If a change of control of TJX occurs before the end of the term of her or his respective agreement, Ms. Meyrowitz and Mr. Herrman would each be entitled to a lump sum settlement at target award amounts of MIP and LRPIP awards for which the performance period or cycle had not ended, in addition to payment of any earned but unpaid amounts under those programs, plus any benefits (including any acceleration of awards) under the SIP and TJX’s deferred compensation plans. If, during the 24-month period following the change of control (without regard to the scheduled term of the respective agreement), the executive’s employment were to terminate by reason of an involuntary termination without cause, a voluntary termination for good reason (as defined in the agreements), or death or disability, in lieu of other severance benefits, Ms. Meyrowitz and Mr. Herrman would each be entitled to a lump sum payment equal to two times the sum of her or his annual base salary, target MIP award amount for the year of termination and annual automobile allowance; continued health and life insurance benefits for two years, except to the extent the executive has coverage from another employer; and vested and accrued, but unpaid, pay and benefits. For this purpose, base salary would be adjusted for any long-term disability benefits and would be based on the higher of the executive’s salary rate prior to termination or the change of control (except that, for Ms. Meyrowitz, salary would continue to be determined by reference to her fiscal 2011 salary of $1,575,000 if more favorable to her). Ms. Meyrowitz would also be entitled to a lump sum payment of her vested SERP benefit determined under actuarial assumptions specified in the agreement representing early commencement of her benefit. Each executive would receive only vested and accrued, but unpaid, pay and benefits upon a voluntary termination without good reason following a change of control. Under their agreements, the executives are not entitled to any tax gross-up payment for any “golden parachute” excise tax on change of control benefits, but payments and benefits to each executive would be reduced if and to the extent the reduction is more favorable to the executive on an after-tax basis. TJX is also obligated to pay all legal fees and expenses reasonably incurred by the executive in seeking enforcement of contractual rights following a change of control.

Under the agreements, Ms. Meyrowitz and Mr. Herrman agreed to post-employment undertakings regarding non-solicitation and non-competition for 24 months and confidentiality with respect to TJX’s confidential and proprietary information. Severance and other benefits are conditioned on compliance with these covenants, except that upon a change of control, the executive would no longer be subject to any post-employment covenant not to compete.

On February 1, 2013, TJX also entered into an agreement with Jeffrey G. Naylor, Senior Executive Vice President, Chief Administrative Officer, who will become Senior Corporate Advisor for TJX, effective February 5, 2013. Under the new agreement, Mr. Naylor will continue on a reduced-time basis as an at-will employee after resigning from his current offices at the close of business on February 4, 2013. Mr. Naylor’s prior employment agreement will terminate as of February 5, 2013, except that non-competition, non-solicitation and confidentiality undertakings will continue. Mr. Naylor will be entitled to an annual base salary of $500,000 and will be eligible to participate in TJX’s deferred compensation and welfare benefit programs, including the Executive Savings Plan at the Executive Vice President level. Mr. Naylor will not participate in the MIP or LRPIP other than his outstanding MIP award for fiscal 2013 and his outstanding LRPIP awards for cycles ending in fiscal 2013, 2014 and 2015, with target awards for the last two cycles prorated based on the number of fiscal years in the cycle completed as of February 2, 2013. Mr. Naylor will not be eligible for future awards under the SIP, and his stock options scheduled to vest after September 2013 will be forfeited, but upon an involuntary termination of employment he will be eligible for continued vesting of a previously granted performance-based restricted stock award scheduled to vest in April 2013. He will not be eligible for an automobile allowance or (except as provided under SIP award terms) any other severance or change of control benefits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TJX COMPANIES, INC.

/s/ Ann McCauley
Ann McCauley
Executive Vice President, Secretary and General Counsel

Dated: February 5, 2013